================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       PIONEER-STANDARD ELECTRONICS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                      LOGO
                       PIONEER-STANDARD ELECTRONICS, INC.
                 4800 EAST 131ST STREET / CLEVELAND, OHIO 44105

                                 June 29, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Pioneer-Standard Electronics, Inc., which will be held at 11:00 a.m. on Tuesday, July 28, 1998, at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio. A map to the Cleveland South Hilton Inn is included on the inside back cover of the Proxy Statement. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, in addition to electing three Class A Directors, your Board is asking shareholders to authorize an increase of the number of Common Shares available for issuance under the Company's 1991 Stock Option Plan. Detailed information about these proposals is more fully set forth in the accompanying Proxy Statement for your information.

     It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, please sign, date and mail the enclosed Proxy in the envelope provided, at your earliest convenience.

     Thank you for your cooperation and continued support.

                                      LOGO
                                James L. Bayman

                           Chairman of the Board and
                            Chief Executive Officer

                                      LOGO
                       PIONEER-STANDARD ELECTRONICS, INC.
                 4800 EAST 131ST STREET / CLEVELAND, OHIO 44105

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of the Shareholders (the "Annual Meeting") of Pioneer-Standard Electronics, Inc. (the "Company") will be held at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio, on Tuesday, July 28, 1998, at 11:00 a.m., Eastern Daylight Time, for the following purposes:

          1. To elect three (3) Class A members of the Board of Directors of the Company to hold office for a term of three (3) years and until their respective successors are elected;

          2. To amend the Pioneer-Standard Electronics, Inc. Amended and Restated 1991 Stock Option Plan to increase the number of Common Shares subject to the Plan by 1,500,000 Common Shares from 1,968,750 Common Shares to 3,468,750 Common Shares; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on June 8, 1998 are entitled to notice of the Annual Meeting and to vote thereat.

                                          By Order of the Board of Directors.

                                          William A. Papenbrock
                                          Secretary

June 29, 1998

                                      LOGO
                       PIONEER-STANDARD ELECTRONICS, INC.
                 4800 EAST 131ST STREET / CLEVELAND, OHIO 44105

                               ------------------

                    MAILED TO SHAREHOLDERS ON JUNE 29, 1998

                                PROXY STATEMENT

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 28, 1998

     The Proxy enclosed with this Proxy Statement is solicited by the Board of Directors of Pioneer-Standard Electronics, Inc. (the "Company") and is to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 28, 1998, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. Without affecting any vote previously taken, a shareholder may revoke his Proxy by giving notice to the Company in writing at any time before its exercise or in open meeting. Unless so revoked, shares represented by a valid Proxy (in the form enclosed and properly signed) received in time for the voting will be voted in accordance with the directions contained therein.

     The holders of Common Shares of the Company (the only class of shares outstanding) will be entitled to vote at the Annual Meeting. At the close of business on June 8, 1998, the date fixed for the determination of persons entitled to vote, there were 31,128,554 Common Shares outstanding and entitled to vote at the Annual Meeting, each share being entitled to one vote. Under Ohio law and the Company's Amended Code of Regulations, if a quorum is present at the Annual Meeting, the three (3) nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the Common Shares present in person or represented by proxy and entitled to vote will be elected Directors ("Proposal 1"). The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote is required to authorize, approve and adopt the proposed amendment to the Company's 1991 Plan ("Proposal 2"). Votes that are withheld with respect to the election of Directors will not be counted in determining the outcome of the election. An abstention from voting any share with respect to Proposal 2 will have the practical effect of a vote against such proposal. A broker non-vote with respect to any share will not affect the approval of Proposal 2, since the share is not considered present for voting purposes.

     If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the Annual Meeting that he desires the voting for the election of Directors to be cumulative, an announcement of the giving of such notice shall be made upon the convening of the meeting by the Chairman or Secretary or may be made by or on behalf of the shareholder giving such notice. Cumulative voting permits each shareholder to cumulate his voting power at such election by giving one nominee as many votes as equals the product of the number of Directors to be elected multiplied by the number of his votes, or by distributing his votes on the same principle among two or more nominees, as the shareholder sees fit.

                             ELECTION OF DIRECTORS

     At this Annual Meeting, three Class A Directors are to be elected for a three-year term ending at the Annual Meeting in 2001. The Board of Directors' nominees for election are Keith M. Kolerus, Victor Gelb and Edwin Z. Singer. Mr. Gelb and Mr. Singer currently serve as Directors of the Company. Mr. Kolerus has been nominated by the Board of Directors to fill the Class A seat currently occupied by Mr. Frederick A. Downey.

     The proxyholders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof for the election as Directors of the three nominees named above unless the shareholder instructs by marking the appropriate space on the Proxy that authority to vote is withheld. If cumulative voting is in effect, the proxyholders shall have full discretion and authority to vote for any one or more of such nominees. In the event of cumulative voting, the proxyholders can vote the shares represented by each Proxy so as to maximize the number of Board of Directors' nominees elected to the Board. Each of the nominees has indicated his willingness to serve as a Director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named above and any such substitute nominee for any of them.

     The following table sets forth, with respect to each of the nominees for election and the other Directors whose terms will continue after the Annual
Meeting: his principal occupation; the period during which he has served as a Director of the Company; his age; and the expiration date of his term or the term for which he is a nominee.

                             NOMINEES FOR ELECTION

                                     PRINCIPAL OCCUPATION OR EMPLOYMENT         DIRECTOR            PROPOSED
                                        FOR PAST FIVE YEARS AND OTHER         CONTINUOUSLY            TERM
             NAME                DIRECTORSHIPS OF PUBLICLY-HELD CORPORATIONS     SINCE       AGE   EXPIRATION
             ----                -------------------------------------------  ------------   ---   ----------
Keith M. Kolerus...............  Retired Vice President, American Division,       N/A        52      2001
                                 National Semiconductor, from 1996 to Febru-
                                 ary 1998; Vice President,
                                 Strategy -- International Business,
                                 National Semiconductor, from 1995 to 1996;
                                 President, National Semiconductor Japan
                                 Ltd., from 1992 to 1995; Chairman of the
                                 Board of Directors, National Semiconductor
                                 Japan Ltd., from 1995 to 1998 (Computer
                                 Components)

Victor Gelb(1)(2)(3)...........  President, Victor Gelb, Inc. (Industrial         1971       71      2001
                                 Fibers); Director, Specialty Chemical Re-
                                 sources, Inc.

Edwin Z. Singer(1)(2)(3).......  Chairman of the Board, Sandusco, Inc.            1974       67      2001
                                 (Wholesale Merchandising, Real Estate)

                                     PRINCIPAL OCCUPATION OR EMPLOYMENT         DIRECTOR            PROPOSED
                                        FOR PAST FIVE YEARS AND OTHER         CONTINUOUSLY            TERM
             NAME                DIRECTORSHIPS OF PUBLICLY-HELD CORPORATIONS     SINCE       AGE   EXPIRATION
             ----                -------------------------------------------  ------------   ---   ----------
                                       DIRECTORS CONTINUING IN OFFICE

                                              CLASS B DIRECTORS
James L. Bayman(1).............  Chief Executive Officer of the Company           1984       61      1999
                                 since April 1995 and Chairman of the Board
                                 of the Company since April 1996; President
                                 of the Company from 1984 until May 1997

Gordon E. Heffern(3)...........  Retired Chairman of the Board and Chief          1989       74      1999
                                 Executive Officer, Society Corporation and
                                 Society National Bank since 1987 and 1985,
                                 respectively (Banking); Director, A.
                                 Shulman Inc.

Karl E. Ware (2)...............  Chairman and Chief Executive Officer, Ware       1988       71      1999
                                 Industries, Inc. (Metal Wire Forms and
                                 Steel Components); Director, LESCO, Inc.

                                              CLASS C DIRECTORS
Charles F. Christ..............  Retired Vice President and General Manager       1997       59      2000
                                 of Components Division, Digital Equipment
                                 Corporation (Computer and Office Equip-
                                 ment) from July 1994 to July 1997; prior
                                 thereto, Vice President, Storage Business
                                 Unit, Digital Equipment Corporation;
                                 Director, Maxtor Corporation

Arthur Rhein...................  President and Chief Operating Officer of         1990       52      2000
                                 the Company since April 1997; prior
                                 thereto, Senior Vice President of the
                                 Company from April 1993 until April 1997
                                 and Vice President--Marketing from 1986 to
                                 April 1993

Thomas C. Sullivan(1)(3).......  Chairman of the Board and Chief Executive        1984       60      2000
                                 Officer, RPM, Inc. (Specialty Coatings and
                                 Membranes); Director, National City Bank (a
                                 subsidiary of National City Corporation)
                                 and Huffy Corporation

---------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND COMPENSATION OF DIRECTORS

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee, which held one (1) meeting during the last fiscal year, exercises the power and authority of the Board of Directors in the interim period between Board meetings. The Audit Committee, which held three (3) meetings during the last fiscal year, reviews with the Company's independent auditors the proposed scope of the Company's annual audits and audit results, reviews the adequacy of internal financial controls, reviews internal audit functions, provides recommendations as to the engagement of independent auditors, and reviews any problems identified by either the internal or external audit functions. The Compensation Committee, which held five (5) meetings during the last fiscal year, reviews and makes recommendations concerning executive officers' compensation and employment agreements and the Company's stock option plans. The Compensation Committee also reviews and makes recommendations concerning outside Director compensation. The Board of Directors serves as the Company's nominating committee.

     The Board of Directors held seven (7) meetings during the fiscal year ended March 31, 1998. During the fiscal year, no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served, during the periods that he served.

     During the fiscal year ended March 31, 1998, Directors who are not also employees of the Company received an annual fee of $20,000 and $1,000 for each Board or Committee meeting attended. In addition, such Directors are to receive $1,000 for each Board or Committee telephone conference in which he participates. In the event that more than one Board or Committee meeting is held on one day, the Directors involved receive $500 for the second meeting attended. As Chairman of the Audit Committee, Mr. Singer received an annual fee of $4,000 in addition to any fees he received as a Committee member, and, as Chairman of the Compensation Committee, Mr. Gelb received an annual fee of $4,000 in addition to any fees he received as a Committee member.

     The Company also provides a Deferred Compensation Plan for its outside Directors. The Plan provides that the Director may elect, no later than 15 days prior to the start of a fiscal year, to defer all or a part of their compensation for the following year, which deferral will continue until the election is revoked. Deferred compensation is credited to a Director's account, at the Director's option, as a cash allotment or stock allotment. Amounts deferred as a cash allotment bear interest at the National City Bank prime interest rate. Amounts deferred as a stock allotment are credited to the Director's account as the stock equivalent of the number of Company Common Shares that could be purchased with the dollar amount of the allotment at the last sales price of the Company's Common Shares on the last trading day of the applicable quarter. Distributions of the final account balance in a Director's account are payable in cash in five equal annual installments commencing six months after the date on which the person ceases to be a Director or the date on which the Director elects to terminate participation in the Plan. The Plan also provides for various payment terms to beneficiaries in the event of the Director's death.

                                SHARE OWNERSHIP

     The following table sets forth the number of Common Shares of the Company beneficially owned by each Director nominee and Director; the Chief Executive Officer and each of the four most highly compensated Executive Officers of the Company during fiscal 1998; all Directors and Executive Officers as a group; persons known to the Company to own beneficially in excess of five percent of the Common Shares; and the percent of the class so owned as of June 8, 1998, unless otherwise indicated.

                                                                NUMBER OF
                                                              COMMON SHARES
                                                              BENEFICIALLY       PERCENT OF
                            NAME                                OWNED (1)          CLASS
                            ----                              -------------      ----------
DIRECTOR NOMINEES AND DIRECTORS (EXCLUDING EXECUTIVE
  OFFICERS)(2)
Charles F. Christ...........................................        3,000(12)          *
Frederick A. Downey.........................................        8,500(3)           *
Victor Gelb.................................................       33,252(3)          .1%
Gordon E. Heffern...........................................       13,897(3)           *
Keith M. Kolerus............................................        2,000(13)          *
Edwin Z. Singer.............................................       87,579(3)(4)       .3%
Thomas C. Sullivan..........................................       12,375(3)           *
Karl E. Ware................................................        7,350(3)           *

EXECUTIVE OFFICERS(2)
James L. Bayman.............................................      669,369(5)         2.2%
Robert E. Danielson.........................................           --             --
John V. Goodger.............................................       61,004(6)          .2%
Arthur Rhein................................................      222,112(7)          .7%
All Directors and Executive Officers as a group (13
  persons)..................................................    1,124,125(8)         3.6%

OTHER PERSONS
Capital Group Companies, Inc................................    1,660,000(9)         5.3%
  333 South Hope Street
  Los Angeles, California 90071
Wachovia Corporation........................................    4,780,000(10)       15.4%
  100 North Main Street
  Winston-Salem, North Carolina 27150
The Prudential Insurance Company of America.................    2,488,950(11)        8.0%
  751 Broad Street
  Newark, New Jersey 07102-3777

---------------

   * Shares owned are less than one-tenth of one percent of class.

 (1) Except where otherwise indicated, beneficial ownership of the Common Shares held by the persons listed in the table above comprises both sole voting and dispositive power, or voting and dispositive power that is shared with the spouses of such persons.

 (2) The address of each Director nominee, Director and Executive Officer is 4800 East 131st Street, Cleveland, Ohio 44105.

 (3) Includes 6,000 Common Shares which the Director has the right to acquire within 60 days of June 8, 1998 through the exercise of stock options granted to the Director under the 1995 Stock Option Plan for Outside Directors.

 (4) Includes 67,500 Common Shares beneficially owned by a corporation controlled by Mr. Singer.

 (5) Includes 9,974 Common Shares which Mr. Bayman has the right to acquire within 60 days of June 8, 1998, through the exercise of stock options granted to him under the 1991 Stock Option Plan.

 (6) Includes 57,992 Common Shares which Mr. Goodger has the right to acquire within 60 days of June 8, 1998, through the exercise of stock options granted to him under the 1982 Incentive Stock Option Plan and 1991 Stock Option Plan.

 (7) Includes 178,025 Common Shares which Mr. Rhein has the right to acquire within 60 days of June 8, 1998, through the exercise of stock options granted to him under the 1982 Incentive Stock Option Plan and the 1991 Stock Option Plan.

 (8) The number of Common Shares shown as beneficially owned by the Company's Directors and Executive Officers as a group includes 284,991 Common Shares which such persons have the right to acquire within 60 days of June 8, 1998 through the exercise of stock options granted to them under the 1982 Incentive Stock Option Plan, the 1991 Stock Option Plan and the 1995 Stock Option Plan for Outside Directors.

 (9) As reported on a Schedule 13G report dated February 10, 1998. The reporting person does not have investment or voting power over any of the Common Shares. Capital Research and Management Company, a wholly-owned subsidiary of the reporting person, has sole dispositive power with respect to the 1,660,000 Common Shares, and SMALLCAP World Fund, Inc., a wholly-owned subsidiary of the reporting person, has sole voting power with respect to the 1,660,000 Common Shares.

(10) As reported on a Schedule 13G report dated February 13, 1998. The reporting person has shared voting power with respect to the 4,780,000 Common Shares.

(11) As reported on a Schedule 13G report dated February 10, 1998. The reporting person has shared voting power with respect to 1,149,350 Common Shares and shared dispositive power with respect to 1,149,350 Common Shares.

(12) Includes 3,000 Common Shares which the Director has the right to acquire within 60 days of June 8, 1998 through the exercise of stock options granted to the Director under the 1995 Stock Option Plan for Outside Directors.

(13) Includes 1,000 Common Shares for which Mr. Kolerus has sold a call option that expires July 17, 1998.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended March 31, 1998, 1997 and 1996, of all those persons who were during the 1998 fiscal year (i) the Chief Executive Officer and (ii) the other four most highly compensated Executive Officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                      ANNUAL COMPENSATION                     AWARDS
                         ---------------------------------------------   ----------------
                                                           OTHER            SECURITIES
       NAME AND                                            ANNUAL           UNDERLYING         ALL OTHER
  PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION (1)       OPTIONS        COMPENSATION (2)
  ------------------     ----   --------   --------   ----------------   ----------------   ----------------
James L. Bayman........  1998   $300,000   $479,748         $--              $25,000            $43,816
  Chairman of the        1997    300,000    336,910          --                   --             41,365
  Board and Chief        1996    250,000    386,739          --                5,000             42,662
  Executive Officer
Arthur Rhein...........  1998    271,250    390,108          --               20,000             32,573
  President and Chief    1997    230,000    273,740          --                   --             10,742
  Operating Officer(3)   1996    200,000    314,225          --                5,000             10,165
Robert E.
  Danielson(4).........  1998    220,000    106,187          --               15,000             17,130
  Senior Vice President  1997    179,099     43,542          --                   --              3,490
John V. Goodger........  1998    150,000     89,640          --                5,000             29,842
  Vice President,        1997    150,000     63,171          --                   --             11,733
  Treasurer and          1996    130,000     72,513          --                5,000              7,392
  Assistant Secretary

---------------

(1) Unless otherwise indicated, no Executive Officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his or her aggregate salary and bonus.

(2) Consists of (i) contributions by the Company on behalf of the Executive Officers to the Pioneer-Standard Electronics, Inc. Employees' Profit Sharing Retirement Plan, which during fiscal 1998 were as follows: James L. Bayman, $6,479; Arthur Rhein, $6,479; Robert E. Danielson, $3,167; and John V. Goodger, $6,445; and (ii) premiums paid for split dollar life insurance by the Company, which during fiscal 1998 were as follows: James L. Bayman, $37,337; Arthur Rhein, $26,094; Robert E. Danielson, $13,963; and John V. Goodger, $23,397.

(3) Mr. Rhein was a Senior Vice President during the 1997 fiscal year, and he was elected President and Chief Operating Officer on April 29, 1997.

(4) Mr. Danielson commenced his employment with the Company on June 10, 1996 and thus was employed for a period of approximately 10 months during the 1997 fiscal year.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                            SHARES                       FISCAL YEAR-END           AT FISCAL YEAR-END (1)
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   --------   -----------   -------------   -----------   -------------
James L. Bayman.........        --           --        5,000         25,000      $       --      $     --
Arthur Rhein............    19,312      182,553      161,825        115,400       1,282,091       472,865
Robert E. Danielson.....        --           --           --         15,000              --            --
John V. Goodger.........        --           --       49,667         19,396         244,609        71,540

---------------

(1) Based on the difference between the exercise price of such options and the closing price of a share of the Company's Common Shares on the Nasdaq National Market on March 31, 1998 ($12.25).

EMPLOYMENT AGREEMENTS

     The Company entered into Employment Agreements with James L. Bayman, Arthur Rhein, Robert E. Danielson and John V. Goodger, effective April 1, 1997. The Employment Agreements provide for a one-year period and thereafter renew automatically for an additional one-year period on the next anniversary of the effective date subject to (i) termination by the Company effective as of any anniversary of the effective date, (ii) death or disability, termination by the Company, for cause (as defined) or without cause at any time, and (iv) the officer's voluntary termination. The Employment Agreements also provide for an annual base salary of $300,000 for Mr. Bayman, $275,000 for Mr. Rhein, $220,000 for Mr. Danielson, and $150,000 for Mr. Goodger. The Employment Agreements for Messrs. Bayman, Rhein, Danielson and Goodger provide for annual cash incentive bonuses, in accordance with a formula based upon the product of the sum of the Company's actual operating income (as defined) multiplied by a ratio of the Company's actual return on capital (as defined), compared with a pre-determined standard. Messrs. Bayman, Rhein, Danielson and Goodger will receive annual cash incentive bonuses in an amount equal to 8/10 of 1%, 65/100 of 1%, 20/100 of 1% and 15/100 of 1%, respectively, of the Company's adjusted income as computed in accordance with such formula.

     Upon termination of Messrs. Bayman, Rhein, Danielson and Goodger's employment by the Company without cause, and subject to compliance by Messrs. Bayman, Rhein, Danielson and Goodger with certain provisions relating to competition, confidential information and noninterference, each officer will be entitled to receive his base salary for the month in which termination occurs. Messrs. Bayman, Rhein, and Goodger also will be entitled to receive an amount per month (the "Payment Amount") consisting of 1/24 of the total of an amount equal to his previous 24 months of base salary and the incentive cash bonuses for the two previously completed fiscal years; Mr. Danielson will be entitled to receive a Payment Amount consisting of 1/12 of the total of an amount equal to his base salary plus $110,000. Messrs. Bayman and Rhein would be entitled to the Payment Amount for a period of 24 months, Mr. Danielson would be entitled to the Payment Amount for twelve months, and Mr. Goodger would be entitled to the Payment Amount for six months. In addition to such monthly payments, Messrs. Bayman, Rhein, Danielson and Goodger also will be entitled to receive his vested bonus payable in accordance with certain provisions of the Employment Agreements.

     In the event of termination in connection with a change in control, Messrs. Bayman, Rhein, Danielson and Goodger have the right to terminate their employment with the Company and are entitled to receive an amount equal to one month of their then base salary, an amount equal to his previous 24 months of base salary, payable in one payment immediately upon such termination. In addition, each of Messrs. Bayman,

Rhein and Goodger are entitled to immediate payment of an amount equal to his bonus for the two previously completed fiscal years, if any. Mr. Danielson would be entitled to an additional payment of $110,000. Messrs. Bayman, Rhein, Danielson and Goodger also will be entitled to receive vested bonus amounts payable in accordance with certain provisions of the Employment Agreements. For two years following such termination, Messrs. Bayman, Rhein, Danielson and Goodger will also be entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company. A "change in control" is defined as (i) the acquisition by any person of beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities or (ii) during any period of 12 consecutive months, individuals who were Directors of the Company at the beginning of the period, and for whom such officers voted as a shareholder, cease for any reason to constitute at least a majority of the Board of Directors of the Company.

     Termination for disability will result in payment of Messrs. Bayman, Rhein, Danielson and Goodger's then base salary and their respective bonus for a maximum period of six months in the case of Mr. Bayman, or three months in the case of Messrs. Rhein, Danielson and Goodger, following which they will receive disability benefits under the Company's long term disability program. Each of Messrs. Bayman, Rhein, Danielson and Goodger would also receive his bonus amounts payable in accordance with certain provisions of the Employment Agreements. Upon the voluntary termination or termination for cause (as defined) of any officer, no further remuneration payments will be due him. Effective May 1, 1998, Mr. Danielson resigned as an executive officer of the Company.

CERTAIN TRANSACTIONS

     On February 28, 1996, the Company and Preston B. Heller, Jr., the former Chief Executive Officer and Chairman of the Board of the Company, entered into a Retirement Agreement. Mr. Heller retired as Chief Executive Officer as of April 3, 1995 and as Chairman of the Board and as a member of the Executive Committee of the Board of Directors as of March 31, 1996. Under the Agreement, Mr. Heller received a payment totalling $1,200,000 which was paid in 24 monthly installments from April 30, 1996 through March 31, 1998, together with certain other benefits.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee comprises four (4) outside Directors of the Company. The Compensation Committee is responsible for reviewing and implementing the Company's existing and proposed executive officer and director compensation and employment arrangements and plans and to administer the 1982 Incentive Stock Option Plan, as amended, the 1991 Stock Option Plan, as amended, and the 1995 Stock Option Plan for Outside Directors, as amended.

     Set forth below is a report submitted by Messrs. Gelb, Heffern, Singer and Sullivan in their capacity as members of the Compensation Committee addressing the Company's compensation objectives and philosophies, together with a discussion of the factors considered in determining the compensation for the Company's 1998 fiscal year of Mr. James L. Bayman, the Chief Executive Officer of the Company, and Messrs. Robert E. Danielson, Arthur Rhein and John V. Goodger (collectively, with Mr. Bayman, the "Named Executives"). The report also addresses the Committee's review of and, effective April 1, 1997, adjustments to compensation paid by the Company to Directors who are not also employees of the Company.

OBJECTIVES AND PHILOSOPHY

     The Company's compensation programs are intended to provide its executives with a mix of salary, incentive compensation and benefits arrangements that:

     - are at levels that will attract and retain qualified executives;

     - are closely linked to the accomplishments of the Company and each executive's individual performance; and

     - encourage stock ownership by aligning executive compensation with shareholder value.

     The compensation of executives is intended to assist the Company in obtaining the objectives set forth above. The Company seeks to provide its executives with compensation that is both comparable to similarly situated companies, specifically, Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Inc., Marshall Industries, Wyle Electronics, Ingram Mico Inc., Merisel Inc., MicroAge, Inc. and Tech Data Corp., and commensurate with the performance, experience, and responsibilities of each executive. Cash incentive compensation is awarded to certain executives pursuant to a formula linked to the Company's financial performance. Long-term incentive opportunities in the form of stock options are granted to executives to provide them with an opportunity to acquire or to increase their proprietary interest in the Company, thereby providing them with an incentive to promote the long-term interests of the Company's shareholders. In addition, the general business outlook of the Company and the electronics distribution industry in general is considered when determining the compensation of the Company's executives.

     The Company's compensation arrangements and plans are currently structured in such a manner that it is unlikely (other than in the case of a "change in control") that the compensation which may be paid to any Named Executive in fiscal 1999 will exceed $1 million. The Compensation Committee believes that it is in the best interests of shareholders to retain as much flexibility as possible, presently and in the future, with respect to the Company's compensation arrangements and plans. However, the Compensation Committee recognizes that Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that no tax deduction is allowed for remuneration paid by the Company to any Named Executive to the extent the remuneration paid exceeds $1 million. In the future, if the Compensation Committee determines that the compensation which may be paid to any Named Executive in any year could exceed $1 million, the Compensation Committee may reexamine its policy.

FISCAL 1998 COMPENSATION DECISIONS

     Salaries. On April 3, 1997, Mr. Bayman, the Company's Chief Executive Officer, recommended to the Compensation Committee that the salaries of Messrs. Bayman ($300,000), Rhein ($230,000) and Goodger ($150,000) remain unchanged for the fiscal year ending March 31, 1998. In determining whether to make any salary adjustments for fiscal 1998, consideration was given to the payment of anticipated cash incentive compensation, the performance and responsibilities of each executive, and the fact that historically base salary increases are made every three (3) fiscal years. At the April 3, 1997 meeting, the Compensation Committee also reviewed and ratified the $220,000 annual base salary being paid to Mr. Danielson. On April 29, 1997, Mr. Rhein was elected President and Chief Operating Officer of the Company, and on that date the Compensation Committee approved an increase in his base salary from $230,000 to $275,000 per annum effective May 1, 1997. On April 29 the Compensation Committee also authorized an employment agreement for Mr. Danielson with an incentive compensation formula of 2/10 of 1% of the Company's adjusted fiscal year income. At this same meeting, the Compensation Committee approved special one-time bonuses of $55,000, $45,000 and $10,000 to Messrs. Bayman, Rhein and Goodger, respectively. The Compensation Committee strives to provide the Company's executives with salaries competitive with similarly situated companies. The Compensation Committee's decisions with respect to fiscal year 1998 salaries primarily were based on Mr. Bayman's recommendations, which were accepted.

     Annual Incentive Compensation. Annual cash incentive compensation was awarded to the Named Executives in the form of cash paid pursuant to a formula contained in their employment agreements. Cash incentives for the fiscal year ending March 31, 1998, were paid to Messrs. Bayman, Rhein, Danielson, and Goodger in an amount equal to 8/10 of 1%, 65/100 of 1%, 2/10 of 1% and 15/100 of 1%, respectively, of the Company's adjusted 1998 fiscal year income as computed in accordance with the formula contained in the Named Executives' employment agreements. Based upon the results of operations for the Company's March 31, 1998 fiscal year, Mr. Bayman received a cash incentive award of $424,748, Mr. Rhein received a cash incentive award of $345,108, Mr. Danielson received a cash incentive award of $106,187, and Mr. Goodger received a cash incentive award of $79,640.

     Stock Options. On April 3, 1997, Mr. Bayman recommended to the Compensation Committee that options to acquire Common Shares be granted to the Named Executives and other key management employees totaling 259,300 shares, including 25,000 shares to Mr. Bayman, 20,000 shares to Mr. Rhein, 15,000 shares to Mr. Danielson, and 5,000 shares to Mr. Goodger. In making its decision, the Compensation Committee reviewed the proprietary interest in the Company held by Messrs. Bayman, Rhein, Danielson and Goodger, the desirability of increasing such proprietary interest, and the performance of Messrs. Bayman, Rhein, Danielson and Goodger. The Compensation Committee's decision with respect to the grant of stock options primarily was based on Mr. Bayman's recommendations, and the balance of the Committee's decision was based on the other factors discussed above.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Bayman, the Chairman of the Board and Chief Executive Officer during fiscal 1998, received a salary of $300,000, as described above. Mr. Bayman also received the $424,728 cash incentive payment for fiscal year 1998 as described above.

BOARD OF DIRECTORS COMPENSATION

     Effective April 1, 1997, the Compensation Committee approved an increase in the annual fee paid to outside Directors from $15,000 to $20,000, and the annual fee paid to the Chairmen of the Audit and Compensation Committees was increased from $2,000 to $4,000.

ADDITIONAL MATTERS

     On April 27, 1998, the Compensation Committee authorized the grant of options to purchase a total of 569,000 Common Shares under the 1991 Stock Option Plan to the Named Executives and other non-officer key employees at an option price of $12.25, which was the closing price per Common Share on April 28, the date of Board of Directors ratification of the option grants. Messrs. Bayman, Rhein, and Goodger were granted options to acquire 100,000, 75,000 and 40,000 Common Shares, respectively. The grant of options to Messrs. Bayman, Rhein and Goodger is subject to Shareholder approval of the proposal to amend the 1991 Stock Option Plan, as amended, to increase the number of shares by 1,500,000 shares from 1,968,750 to 3,468,750 shares.

     At the April 27, 1998 meeting, the Compensation Committee also reviewed the base salaries of the Named Executives and agreed to increase those salaries as follows: Mr. Bayman from $300,000 to $425,000; Mr. Rhein from $275,000 to $350,000 and Mr. Goodger from $150,000 to $200,000 per annum, effective April 1, 1998. In addition, the Compensation Committee agreed to pay a one time special bonus of $100,000 to each of Messrs. Bayman and Rhein if the Company attains a specific earnings per share goal on an "all or nothing" basis. Finally, effective May 1, 1998, Mr. Danielson resigned as an executive officer of the Company.

              THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                             Victor Gelb (Chairman)
                               Gordon E. Heffern
                                Edwin Z. Singer
                               Thomas C. Sullivan

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following chart compares the value of $100 invested in the Company's Common Shares with a similar investment in the S&P 500 Stock Index ("S&P 500") and the companies listed in the SIC Code 5065--Electronic Parts and Equipment N.E.C. Index ("Peer Group") for the period March 31, 1993 through March 31, 1998.

               Measurement Period                     Pioneer-          S&P 500
             (Fiscal Year Covered)                    Standard           Index           Peer Group
1993                                                           100               100               100
1994                                                           135               101               120
1995                                                           164               117               134
1996                                                           208               155               168
1997                                                           174               186               142
1998                                                           169               275               173

                     PROPOSED INCREASE IN SHARES AUTHORIZED
                        UNDER THE 1991 STOCK OPTION PLAN

     In July 1991, the Company established the Pioneer-Standard Electronics, Inc. 1991 Stock Option Plan (the "1991 Plan"), which provides for the granting of non-qualified stock options and incentive stock options to key employees of the Company. An aggregate of 1,968,750 Common Shares (as adjusted for prior stock dividends) are authorized for issuance under the 1991 Plan, of which there are currently 31,215 Common Shares available for grant. For the reasons set forth below, the Board of Directors recommends increasing the number of shares available for issuance under the 1991 Plan by an additional 1,500,000 shares from 1,968,750 shares to 3,468,750 shares.

GENERAL

     The purpose of the 1991 Plan is to provide key employees, including officers and Directors of the Company, with greater incentive to serve and promote the interests of the Company and its shareholders by encouraging them to acquire a proprietary interest in the business of the Company or increase the proprietary interest they already have. The Board of Directors believes that such a proprietary interest in the Company promotes the interests of the Company and its shareholders and that the continued implementation of this policy is desirable.

     Options granted under the 1991 Plan may be "incentive stock options," as defined in Section 422A of the Internal Revenue Code of 1986, as amended, or "non-qualified stock options." As of March 31, 1998, 1,583,535 shares had been issued under the 1991 Plan. However, since March 31, 1998, the Company has awarded 354,000 of the available options to certain key employees, which has substantially depleted the number of shares available for future issuances under the 1991 Plan. Moreover, options totalling an additional 215,000 shares have been awarded to Messrs. Bayman, Rhein and Goodger contingent solely upon shareholder approval of this proposed increase of the number of shares authorized under the 1991 Plan.

     The Board of Directors has authorized the proposed increase in the number of Common Shares subject to the 1991 Plan because the Board believes that option grants under the 1991 Plan (i) enhances a key employee's commitment to the Company's success, (ii) helps align the key employee's interests with the long-term interests of shareholders and (iii) provides the Board with a mechanism of providing compensation to key employees which is tied to the Company's performance.

OPTIONS AWARDED

     The following table sets forth the number of stock options which have been granted under the 1991 Plan contingent solely upon shareholder approval of the proposed increase of the number of shares authorized under the 1991 Plan.

                                                               NUMBER OF OPTION
                     NAME AND POSITION                              SHARES
                     -----------------                         ----------------
James L. Bayman
  Chairman of the Board and Chief Executive Officer........        100,000
Arthur Rhein
  President and Chief Operating Officer....................         75,000
John V. Goodger Vice President, Treasurer and Assistant
  Secretary................................................         40,000
Executive Group............................................        215,000

     The number of Common Shares indicated in the table above reflects grants of options to Messrs. Bayman, Rhein and Goodger on April 27, 1998 contingent solely upon shareholder approval of the proposed increase of the number of shares authorized under the 1991 Plan. See "Compensation Committee Report on Executive Compensation--Additional Matters."

     None of the stock options awarded under the 1991 Plan were subject to shareholder approval. If the proposed amendment had been adopted last year, no additional awards of options would have been made to any person. The amount of any future option awards, if any, under the 1991 Plan has not been determined. The timing, amount and persons to receive awards under the 1991 Plan will be determined by the Compensation Committee.

SUMMARY OF MATERIAL PROVISIONS OF THE 1991 PLAN

     The following summary of the material provisions of the 1991 Plan is qualified in its entirety by reference to the full text of the 1991 Plan, a copy of which may be obtained by the shareholders of the Company upon request directed to the Company's Vice President, Treasurer and Assistant Secretary at 4800 East 131st Street, Cleveland, Ohio 44105.

     Employees Eligible for Options. Options may be granted from time to time in the discretion of the Compensation Committee to enhance the incentive of those key employees of the Company who exert authority over and are responsible for the management and conduct of the Company's business. Eligible key employees include those who also may be members of the Board of Directors or officers. Members of the Compensation Committee and members of the Board of Directors who are not also employees of the Company are not eligible to participate in the 1991 Plan.

     Shares Subject to the Plan. The shares issued upon the exercise of options granted under the 1991 Plan are the Company's Common Shares, without par value. As of June 8, 1998, the closing price of a Common Share as reported on the NASDAQ Stock Market System was $11.81. Either treasury or authorized and unissued Common Shares (within the maximum limits of the 1991 Plan) at the discretion of the Board of Directors may be issued under the 1991 Plan. All shares which expire or terminate unexercised will be made available for the granting of other options under the 1991 Plan.

     Adjustment Upon Changes in Capital. In the event of any change in the number of outstanding Common Shares through the declaration of share dividends, share splits, or consolidations, through recapitalizations, or by reason of any other increase or decrease in the number of outstanding Common Shares effected without receipt of consideration by the Company, the number of Common Shares available and reserved for options which may thereafter be granted, the number of Common Shares reserved for and subject to any options outstanding but unexercised, and the price per share payable on the exercise of any options outstanding but unexercised, shall be adjusted as the Compensation Committee considers appropriate, and all such adjustments by the Compensation Committee shall be conclusive and binding upon all optionees under the 1991 Plan and upon any person claiming under or through such an optionee.

     Option Price. The option price per Common Share will be determined by the Compensation Committee at the time of grant but shall not be less than 100% of the fair market value of a Common Share on the date such an option is granted. If the employee to whom an option is granted, however, is at the time of the grant of the option an owner of more than 10% of the total combined voting power of all classes of the stock of the Company (a "Substantial Shareholder"), the option price per share will not be less than 110% of the fair market value of a Common Share on the date an option is granted.

     Period of Option. The Compensation Committee determines when each option is to expire but no option may be exercisable for a period of more than ten years from the date upon which the option is granted. In addition, no incentive stock option granted to an employee who is a Substantial Shareholder at the time of the grant of the option may be exercisable after the expiration of five years from the date of grant.

     Limitations on Transfer and Exercise of Option. No option is transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended. Only the key employee to whom the option is granted may exercise the option during the key employee's life, except where a guardian or legal representative has been duly appointed for the key employee.

     Conditions Governing Exercise of Option. Each option is subject to restrictions or conditions with respect to the right to exercise and the time of exercise as the Compensation Committee may prescribe. Options are exercisable by the key employee by giving written notice to the Company to that effect accompanied by full payment of the purchase price either in cash or in the Company's Common Shares (excluding fractional shares), or in a combination thereof, provided however, that the practice known as "Pyramiding," which involves successive option exercises using Common Shares received from a preceding exercise to immediately exercise another option and so on, is not permitted. Common Shares delivered in payment of the purchase price are valued at the fair market value of such Common Shares on the date immediately preceding the exercise of the option.

     Limitations on Grant of Incentive Stock Options. During the calendar year in which any incentive stock options granted under the 1991 Plan first become exercisable by an optionee, the aggregate fair market value of the Common Shares which are subject to such incentive stock options (determined as of the date the incentive stock options were granted) may not exceed the sum of One Hundred Thousand Dollars ($100,000).

     Cessation of Employment. If an optionee ceases to be an employee of the Company for any reason other than death, unless otherwise provided in the option agreement between the optionee and the Company, the options held by the optionee will be exercisable only to the extent of the purchase rights, if any, which have accrued as of the date of such cessation. Upon any such cessation of employment, such accrued rights to purchase shall in any event terminate upon the earlier of (i) the expiration of the full term of the option or (ii) the expiration of thirty (30) days from the date of such cessation of employment if by reason of discharge or by reason of voluntary quit.

     Amendments. The Board of Directors may at any time terminate, or from time to time amend or suspend the 1991 Plan. Shareholder approval is required in connection with any proposed amendment which would (i) increase the aggregate number of Common Shares as to which options may be granted under the 1991 Plan;
(ii) change the minimum option exercise price; (iii) increase the maximum period during which options may be exercised, (iv) extend the effective period of the 1991 Plan; (v) modify the requirements for participation in the 1991 Plan; or
(vi) permit the granting of options to members of the Compensation Committee.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. With respect to an incentive stock option, the optionee will realize no income for Federal income tax purposes upon the grant of the option, but the difference between the exercise price and the fair market value of the shares at the date of issuance of the shares to the employee (following exercise of the incentive stock option) will constitute an item of tax preference which may be subject to the alternative minimum tax. If the optionee is subject to the alternative minimum tax, his basis in the stock for alternative minimum tax purposes will be increased by the amount included in income.

     If no disposition of shares acquired through the exercise of incentive stock options is made by the optionee within one year after the issuance of the shares to him, or within two years after the grant of the option, any amount realized by the optionee in the event of a sale of his shares which is in excess of his cost will be taxed as a long-term capital gain. Sixty percent (60%) of the net capital gain realized on the disposition of the shares is an item of tax preference which may be subject to the alternative minimum tax. The alternative minimum tax is paid only if it exceeds the regular tax.

     The Company is not entitled to a deduction for Federal income tax purposes, either in connection with the granting of an incentive stock option or the issuance of shares upon exercise. If, however, the optionee disposes of his shares within the one-year or two-year periods mentioned above, he will be required to include in his income, as compensation, the excess of the fair market value of the shares at the date of issuance or, in certain cases, if less, the amount realized on disposition, over the option price, and the Company will be entitled to a business expense deduction in the year of disposition of the shares equal to any amount which the optionee is required to treat as compensation income.

     Nonqualified Stock Options. With respect to a nonqualified stock option, an optionee will not realize income upon the granting of such an option; however, in any year in which an optionee exercises such option, the excess, if any, of fair market value of the shares at the date of exercise over the option price will be taxed as compensation at ordinary income tax rates, and the Company will be entitled to a tax deduction for a like amount in the same year.

RECOMMENDATION; REQUIRED VOTE

     The Board of Directors recommends that you vote for the proposal to increase the number of shares subject to the 1991 Plan by 1,500,000 from 1,968,750 to 3,468,750 Common Shares. The affirmative vote of the holders of a majority of the Common Shares present and entitled to vote at the Annual Meeting is required to authorize, approve and adopt the proposed amendment.

                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending March 31, 1999, and to perform such other accounting services as may be appropriate. Ernst & Young LLP and its predecessors have audited the accounts of the Company annually since 1964.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     Reports will be laid before the Annual Meeting, including a letter from the Chairman of the Board and Chief Executive Officer which accompanies the financial statements of the Company and the Auditor's Report prepared by independent auditors. The Board of Directors does not contemplate and does not intend to present for consideration the taking of action by shareholders with respect to any reports to be laid before the Annual Meeting or with respect to the minutes of the Annual Meeting of Shareholders held on July 29, 1997, which will be read at the Annual Meeting on July 28, 1998, unless a motion to dispense with a reading is adopted.

     The Board of Directors of the Company is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

     The cost of solicitation of Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary to assure sufficient representation, officers and employees of the Company may in person or by telephone or telegram request the return of Proxies. The Company has also retained D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies, for whose services the Company will pay a fee of $8,000 plus reimbursement of out-of-pocket expenses.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Directors and certain of its executive officers and persons who beneficially own more than 10% of the Company's Common Shares to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and The Nasdaq Stock Market. Such persons are further required to furnish the Company with copies of all such forms filed by them. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of the Section 16(a) filing requirements were satisfied by the Company's Directors, executive officers and beneficial owners of more than 10% of the Company's Common Shares, except for reports relating to the following:
Mr. Rhein's December 22, 1997 donation of 450 Common Shares at $14.9375 per share.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company's Secretary at the Company's principal executive offices not later than February 23, 1999, for inclusion in the Board of Directors' Proxy Statement and form of Proxy relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Securities and Exchange Commission.

     UPON THE RECEIPT OF A WRITTEN REQUEST FROM ANY SHAREHOLDER ENTITLED TO VOTE AT THE FORTHCOMING ANNUAL MEETING, THE COMPANY WILL MAIL, AT NO CHARGE TO THE SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, FOR THE COMPANY'S MOST RECENT FISCAL YEAR. REQUESTS FROM BENEFICIAL OWNERS OF THE COMPANY'S VOTING SECURITIES MUST SET FORTH A GOOD-FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, THE PERSON

MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT SUCH ANNUAL MEETING. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE DIRECTED TO:

                       Mr. John V. Goodger
                       Vice President, Treasurer and Assistant Secretary Pioneer-Standard Electronics, Inc.
                       4800 East 131st Street
                       Cleveland, Ohio 44105

     You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

                                    By Order of the Board of Directors.

                                    WILLIAM A. PAPENBROCK
                                    Secretary
June 29, 1998

                                      LOGO

                            PIONEER-STANDARD ELECTRONICS, INC.

          PROXY      ANNUAL MEETING OF SHAREHOLDERS -- JULY 28, 1998

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              The undersigned hereby (i) appoints John V. Goodger and William A. Papenbrock, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Pioneer-Standard Electronics, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio, on Tuesday, July 28, 1998, at 11:00 a.m., Eastern Daylight Time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW, SAID SHARES WILL BE VOTED "FOR" PROPOSALS 1 AND 2. The Board of Directors recommends a vote "FOR" proposals 1 and 2.

          1. ELECTION OF DIRECTORS:

                   [ ] FOR ALL NOMINEES LISTED BELOW                   [ ] WITHHOLD AUTHORITY
                      (EXCEPT AS MARKED TO THE CONTRARY BELOW)            TO VOTE FOR ALL NOMINEES LISTED BELOW

                    Keith M. Kolerus, Victor Gelb and Edwin Z. Singer

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following
                        line)

          ----------------------------------------------------------------------

                           (PROXY -- Continued from other side)

          2. Approve an amendment to the Amended and Restated 1991 Stock Option Plan to increase the number of Common Shares subject to the Plan by 1,500,000 Common Shares from 1,968,750 Common Shares to 3,468,750 Common Shares.

            [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

          3. In their discretion, to act on any other matter or matters which may properly come before the meeting.

                                                   Dated: , 1998

                                                   -----------------------------

                                                   -----------------------------

                                                   Your signature to this Proxy
                                                   form should be exactly the
                                                   same as the name imprinted
                                                   hereon. Persons signing as
                                                   executors, administrators,
                                                   trustees or in similar
                                                   capacities should so
                                                   indicate. For joint accounts,
                                                   the name of each joint owner
                                                   must be signed.

      Please date, sign and return promptly in the accompanying envelope.

          INSTRUCTION       PIONEER-STANDARD ELECTRONICS, INC.
          CARD       ANNUAL MEETING OF SHAREHOLDERS -- JULY 28, 1998

                 THIS CARD IS SOLICITED ON BEHALF OF WACHOVIA BANK, N.A.

              The undersigned hereby instructs Wachovia Bank, N.A. to vote Common Shares of Pioneer-Standard Electronics, Inc. which he or she is entitled to vote as a participant in an employee benefit plan which may be funded by The Pioneer Stock Benefit Trust at the Annual Meeting of Shareholders of the Company to be held at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio on Tuesday, July 28, 1998, at 11:00 a.m., EDT and at any adjournments thereof. The undersigned authorizes and directs Wachovia Bank, N.A. to vote all of the Common Shares of the Company represented by this Card as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW SAID SHARES WILL BE VOTED "FOR" PROPOSALS 1 AND 2. The Board of Directors recommends a vote "FOR" proposals 1 and 2.

          1. ELECTION OF DIRECTORS:

                   [ ] FOR ALL NOMINEES LISTED BELOW                   [ ] WITHHOLD AUTHORITY
                      (EXCEPT AS MARKED TO THE CONTRARY BELOW)            TO VOTE FOR ALL NOMINEES LISTED BELOW

                    Keith M. Kolerus, Victor Gelb and Edwin Z. Singer

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following
                        line)

          ----------------------------------------------------------------------

                     (INSTRUCTION CARD -- Continued from other side)

          2. Approve an amendment to the Amended and Restated 1991 Stock Option Plan to increase the number of Common Shares subject to the Plan by 1,500,000 Common Shares from 1,968,750 Common Shares to 3,468,750 Common Shares.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

          3. In its discretion, to act on any other matter or matters which may properly come before the meeting.

                                                   Dated:________________ , 1998

                                                   -----------------------------

                                                   -----------------------------

                                                   Your signature to this card
                                                   should be exactly the same as
                                                   the name imprinted hereon.

      Please date, sign and return promptly in the accompanying envelope.